EXHIBIT 23.1

                       Independent Auditors' Consent



The Board of Directors
Sealed Air Corporation:


We consent to the use of our reports dated January 19, 1994 on the consolidated financial statements and related schedules of Sealed Air Corporation and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period then ended incorporated herein by reference and to the reference to our Firm under the headings "Selected Financial Data" and "Experts" in the prospectus. Our report on the aforementioned consolidated financial statements refers to a change in the Company's method of accounting for income taxes in 1993.


                                                          KPMG Peat Marwick


Short Hills, New Jersey
May 23, 1994